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Exhibit 5.1

Graubard Miller
600 Third Avenue
New York, New York 10016-2097

November 7, 2003

CEA Acquisition Corporation
100 East Kennedy Boulevard
Suite 3300
Tampa, Florida 33602

Dear Sirs:

        Reference is made to the Registration Statement on Form S-1 ("Registration Statement") filed by CEA Acquisition Corporation ("Company"), a Delaware corporation, under the Securities Act of 1933, as amended ("Act"), covering (i) 3,000,000 Units, with each Unit consisting of one share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and warrants to purchase two shares of the Company's Common Stock (the "Warrants") to the underwriters for whom EarlyBirdCapital, Inc. is acting as representative (collectively, the "Underwriters"), (ii) up to 450,000 Units (the "Over-Allotment Units") which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 300,000 Units which EarlyBirdCapital, Inc. will have the right to purchase for its own account or that of its designees (the "Purchase Option Units"), (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

        We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

        Based upon the foregoing, we are of the opinion that the Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                      Very truly yours,

                      /s/ Graubard Miller

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Exhibit 5.1